Exhibit 99.4

CONSENT OF PERSON TO BE NAMED AS A DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) of Easterly Government Properties, Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of my biographical information in the Registration Statement.

Signature:	/s/ Emil W. Henry, Jr.
Name:	Emil W. Henry, Jr.
Date:	January 26, 2015